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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE                           www.fairchildsemi.com
DECEMBER 3, 2004
                                                Corporate Communications:
                                                Fran Harrison
                                                207-775-8576
                                                fran.harrison@fairchildsemi.com

                                                Public Relations Firm:
                                                Barbara Ewen
                                                CHEN PR
                                                781-466-8282
                                                bewen@chenpr.com

NEWS RELEASE

                         FAIRCHILD SEMICONDUCTOR REPORTS
                      EQUITY AWARDS UNDER NYSE SECTION 303A

South Portland, Maine- Fairchild Semiconductor (NYSE:FCS), the leading global supplier of high performance products that optimize system power, today announced that Mark Thompson, its new executive vice president, Manufacturing and Technology Group, was granted options to purchase 200,000 shares of common stock and 50,000 deferred stock units on December 1, 2004. The options and DSUs vest over the next four years. The options will have an 8-year term and an exercise price equal to $16.70, the fair market value of the underlying shares on the grant date. Vested DSUs will be settled in shares of Fairchild common stock on a future settlement date selected by Thompson at the time of the grant.

         Mr. Thompson's option and DSU grants are intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

ABOUT FAIRCHILD SEMICONDUCTOR:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise(R), Fairchild offers the industry's broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild's 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland , Maine , USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

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